UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2005

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	005-79915	33-0599368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5880 Pacific Center Blvd., San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Beginning April 22, 2005, InfoSonics Corporation (the “Company”) intends to present or distribute to investors the following information regarding the Company’s results of operations for the fourth quarter of 2004:

For the quarter ended December 31, 2004, we had net income of $2,000, on net sales of $19.6 million.  This compares with net income of $92,000, on net sales of $18.7 million for the quarter ended December 31, 2003. The 5% increase in net sales ($0.9 million) is primarily attributable to a 10% increase in handset volume, which was partially offset by a 7% decrease in average selling price per unit.  The decrease in net income is primarily attributable to a decrease in gross profit, as described below.

For the quarter ended December 31, 2004, gross profit decreased by $296,000, a decrease of 18%, as compared with the gross profit for the prior year.  As a percentage of revenues, gross profit decreased to 6.7% for the quarter ended December 31, 2004 from 8.6% for the quarter ended December 31, 2003. The decrease in gross profit is primarily the result of problematic inventory that was cleared at or below cost.  Subsequently this inventory is off our books and we do not see a major impact from problematic inventory in the following quarter.  Additionally, both sales and margin results were impacted by carriers promotional activities in the USA in which products were bundled with service offerings, which limited our sales and margin potentials.

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The Company undertakes no obligation to update, supplement or amend the material above.  In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.  This report does not constitute a determination of whether any information included in this report is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer

Dated:	April 22, 2005